EXHIBIT 99.1
Media Contact: Sheila Odom, 402.458.2329
Investor Contact: Cheryl Watson, 317.469.2064

For immediate release

Nelnet reports student loan assets grow 30 percent; first-quarter 2005 earnings strong

(Lincoln, NE) - Nelnet, Inc. (NYSE: NNI) today reported base net income for the first-quarter 2005 of $31.4 million, or $0.59 per share, compared with $11.8 million, or $0.22 per share, in 2004. GAAP net income for the first-quarter 2005 was $68.1 million, or $1.27 per share, compared to $9.1 million, or $0.17 per share, in the prior year.

Base net income as defined by Nelnet is GAAP net income excluding derivative market value adjustments, amortization of intangible assets, and variable-rate floor income. A description of base net income and reconciliation of GAAP net income to base net income are included in this release.

Net student loan assets at March 31, 2005 were $14.5 billion, up approximately 30 percent, or $3.3 billion, from $11.2 billion at March 31, 2004. Since the beginning of 2005, student loan assets were up 8 percent, or $1.1 billion, from $13.5 billion at December 31, 2004.

"Nelnet's strong first-quarter earnings demonstrate our focus on long-term growth through asset generation, revenue diversification, and economies of scale," said Steve Butterfield, Nelnet Vice Chairman and Co-Chief Executive Officer. "In particular, our growth in student loan assets drives earnings and reflects our success in the campus-based and direct-to-consumer markets."

Nelnet prepares financial statements in accordance with generally accepted accounting principles (GAAP). In addition to evaluating the company's GAAP-based financial information, management and analysts also evaluate the company on certain non-GAAP performance measures that are referred to as base income adjustments. While base net income is not a substitute for reported results under GAAP, Nelnet provides base net income as additional information regarding the company's financial results.

Nelnet's base net income is a non-GAAP financial measure and may not be comparable to similarly titled measures reported by other companies. The company's base net income presentation does not represent another comprehensive basis of accounting.

The following table provides a reconciliation of GAAP net income to base net income.

                                                        Three months ended
                                                             March 31,
                                                    -------------------------
                                                        2005         2004
                                                    -----------   -----------
                                                     (dollars in thousands,
                                                        except share data)
GAAP net income                                      $  68,087     $   9,121
Base adjustments:
    Derivative market value adjustments                (60,290)        2,527
    Amortization of intangible assets                    1,173         2,078
    Variable-rate floor income                             -            (348)
                                                    -----------   -----------
Total base adjustments before income taxes             (59,117)        4,257
Net tax effect (a)                                      22,464        (1,618)
                                                    -----------   -----------
Total base adjustments                                 (36,653)        2,639
                                                    -----------   -----------
    Base net income                                  $  31,434     $  11,760
                                                    ===========   ===========

    Base earnings per share, basic and diluted       $    0.59     $    0.22
                                                    ===========   ===========

---------------------------------------------

(a) Tax effect computed at 38%.


Nelnet will host a conference call to discuss this earnings release at 11:00 a.m. (Eastern) today. To access the call live, participants in the United States and Canada should dial 877.502.9276 and international callers should dial
913.981.5591 at least 15 minutes prior to the call. A live audio Web cast of the call will also be available at www.nelnetinvestors.net under the conference calls and Web casts menu. A replay of the conference call will be available between 2:00 p.m. (Eastern) today and 11:59 p.m. (Eastern) May 6. To access the replay via telephone within the United States and Canada, callers should dial
888.203.1112. International callers should dial 719.457.0820. All callers accessing the replay will need to use the confirmation code 8007478. A replay of the audio Web cast will also be available at www.nelnetinvestors.net. Supplemental financial information to this earnings release is available online at http://www.nelnetinvestors.net/releases.cfm?reltype=Financial.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                                         Three months ended
                                                              March 31,
                                                     ---------------------------
                                                         2005            2004
                                                     -------------   -----------
                                                      (unaudited)    (unaudited)
                                                        (dollars in thousands,
                                                          except share data)
Interest income:
    Loan interest, excluding variable-rate
      floor income                                   $   200,107   $   108,196
    Variable-rate floor income                               -             348
    Amortization of loan premiums and
      deferred origination costs                         (15,782)      (19,817)
    Investment interest                                    7,002         3,651
                                                     ------------  ------------
      Total interest income                              191,327        92,378

Interest expense:
    Interest on bonds and notes payable                  104,525        49,043
                                                     ------------  ------------

      Net interest income                                 86,802        43,335
Less provision for loan losses                             2,031         3,115
                                                     ------------  ------------
      Net interest income after provision
        for loan losses                                   84,771        40,220
                                                     ------------  ------------
Other income:
    Loan and guarantee servicing income                   37,176        26,063
    Other fee-based income                                 3,356         1,889
    Software services income                               2,206         1,892
    Other income                                           1,400         1,443
    Derivative market value adjustments                   60,290        (2,527)
    Derivative settlements, net                          (10,086)       (1,214)
                                                     ------------  ------------
      Total other income                                  94,342        27,546
                                                     ------------  ------------
Operating expenses:
    Salaries and benefits                                 39,327        27,769
    Other expenses                                        30,888        23,365
    Amortization of intangible assets                      1,173         2,078
                                                     ------------  ------------
      Total operating expenses                            71,388        53,212
                                                     ------------  ------------

      Income before income taxes                         107,725        14,554
Income tax expense                                        39,638         5,433
                                                     ------------  ------------
      Net income                                     $    68,087   $     9,121
                                                     ============  ============

      Earnings per share, basic and diluted          $      1.27   $      0.17
                                                     ============  ============

Weighted average shares outstanding                   53,682,569    53,635,631


CONDENSED CONSOLIDATED BALANCE SHEETS AND FINANCIAL DATA

                                                      As of           As of          As of
                                                    March 31,      December 31,     March 31,
                                                       2005           2004           2004
                                                   -------------  -------------  -------------
                                                    (unaudited)                   (unaudited)
                                                              (dollars in thousands)
Assets:
    Student loans receivable, net                 $ 14,540,316    $ 13,461,814   $ 11,206,609
    Cash, cash equivalents, and investments            993,894       1,302,954      1,099,678
    Other assets                                       497,341         395,237        326,307
                                                  -------------   -------------  -------------
      Total assets                                $ 16,031,551    $ 15,160,005   $ 12,632,594
                                                  =============   =============  =============
Liabilities:
    Bonds and notes payable                       $ 15,318,517    $ 14,300,606   $ 12,140,725
    Other liabilities                                  187,723         403,224        177,232
                                                  -------------   -------------  -------------
      Total liabilities                             15,506,240      14,703,830     12,317,957
                                                  -------------   -------------  -------------

Shareholders' equity                                   525,311         456,175        314,637
                                                  -------------   -------------  -------------
      Total liabilities and shareholders' equity  $ 16,031,551    $ 15,160,005   $ 12,632,594
                                                  =============   =============  =============

Return on average total assets                           1.73%            1.11%          0.30%
Return on average equity                                 54.4%            39.7%          11.7%


                                       ###

Nelnet is one of the leading education finance companies in the United States and is focused on providing quality student loan products and services to students and schools nationwide. With more than $14.5 billion in student loan assets, Nelnet originates in excess of $3 billion for itself and its service partners annually, and its servicing software is used by approximately 35 clients, including Nelnet, to service more than $50 billion in student loans. Nelnet ranks among the nation's leaders in terms of total student loan assets.

Nelnet offers a broad range of student loan and financial services and technology-based products, including student loan origination and lending, guarantee servicing, and a suite of software solutions. Our products are designed to simplify the student loan process by automating financial aid delivery, loan processing, and funds disbursement. Our services help to facilitate and streamline education finance for all involved in the industry, including student and parent borrowers, lenders, financial aid officers, guaranty agencies, governmental agencies, servicers, and the capital markets.

Additional information is available at www.nelnet.net.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet's operating results, performance, or financial condition are changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans.